[Email to MGE Energy Institutional Investors Sent on Tuesday, April 3, 2018.]

MGE Energy's annual shareholders meeting notice was recently sent to you. This year's ballot includes three shareholder proposals.

Attached is our Sustainability and Governance Fact Sheet to give you a brief overview of our initiatives, including environmental stewardship.

I would like to schedule a call with you to discuss the shareholder proposals described in the notice. Would you have time around the end of April for a brief phone conversation?

I will be following up with you in a week or so to see if you have any questions or concerns and certainly, if you would like to schedule a call earlier, please let me know.

Regards,

[Attached PDF: MGEE Sustainability and Governance Fact Sheet 2018]

Ken Frassetto

Director - Shareholder Services and Treasury Management

Madison Gas and Electric Co.

P.O. Box 1231

Madison, WI 53701-1231

Phone: 608-252-4723

Cell: 608-843-6166

Sustainability Fact Sheet

Our Commitment

Board oversight

MGE Energy's Board of Directors has oversight of the Company's environmental and sustainability performance. Directors understand sustainability is integral to the Company's long-term success and share management's commitments in these areas, from long-term and strategic direction to day-to-day business practices throughout the organization.

Energy 2030 for a more sustainable future

Energy 2030 lays out Madison Gas and Electric's (MGE) strategic direction for building customer and shareholder value. It includes defined clean energy goals and provides for a cost-effective, long-term business strategy for a more sustainable future.

Under Energy 2030, MGE is working with its customers to:

- Supply 30% of its delivered electricity from renewable sources by 2030 with an interim goal of 25% by 2025.
- Reduce carbon dioxide emissions 40% from 2005 levels by 2030.

Since announcing Energy 2030, we have moved forward a number of initiatives and projects, including:

- Saratoga Wind Farm: Our new 66-megawatt wind farm—our largest to date—is under construction in northeast Iowa and expected online by early 2019.
- Forward Energy Center: We are purchasing a share of the Forward Energy wind farm in Wisconsin. When combined with Saratoga, it grows our owned wind resources by more than 200%.
- Solar Projects: MGE is partnering with WEC Energy Group to build two large solar projects for which we plan to seek regulatory approval this year. We expect MGE's ownership share to be at least 50 megawatts.
- Shared Solar: Our community solar project in partnership with the City of Middleton came online in 2017. The program is fully subscribed. We are actively pursuing additional projects.
- Renewable Energy Rider: We also are helping large customers create customized renewable energy solutions to power their businesses through a new, innovative program.
- Electrification of Transportation: We are partnering with the City of Madison's public transit in support of the City's goal to electrify 50% of its bus fleet by 2035. Our financial and in-kind support and expertise are in addition to our work with our residential customers, business customers and others to advance electric vehicles and charging infrastructure.

History of emissions reductions

MGE has a record of reducing air emissions significantly. From a 2005 baseline through 2016, MGE has:

- Decreased carbon dioxide emissions 21%.
- Decreased regulated air emission rates:
  - Sulfur dioxide: 97%
  - Nitrogen oxide: 60%
  - Particulate matter: 93%
  - Mercury: 94%

Energy 2030 continues the transition to greater sustainability already under way since 2005.

U.S. Mid-Century Strategy for Deep Decarbonization

MGE's short-term carbon reduction goal (at least 40% carbon reduction by 2030) and long-term goal (at least 80% carbon reduction by 2050) are consistent with the U.S. Mid-Century Strategy for Deep Decarbonization (MCS). The MCS is the U.S. strategy for meeting the goals of the Paris Agreement to limit global warming to two degrees Celsius.

2005 Levels
40%
by 2030
80%
by 2050

Carbon reduction strategies

MGE's goals are consistent with the U.S. emissions targets and the 2-degree scenario. The MCS identifies key strategies for carbon reductions. Those strategies are the same as key strategies included in MGE's Energy 2030 framework for a more sustainable future and include:

- Building new renewable generation resources.
- Advancing the electrification of transportation.
- Increasing engagement around energy efficiency.

MGE is partnering with Nest Labs and several hundred residential customers in a smart thermostat demand response program to reduce periods of peak energy use.

Visit mgeenergy.com/Energy2030 for a video from MGE's President and CEO Jeff Keebler about our energy future and to access our Environmental and Sustainability report.

Governance Fact Sheet

Oversight: Our Board of Directors' fundamental responsibility

MGE Energy's Board of Directors reviews the Company's long-term strategic plan, business initiatives, major capital projects, and budget matters. The board also provides oversight of the Company's:

- Environmental and sustainability performance.
- Enterprise-wide risk assessment.
- Strategic projects and investments.
- Trends in new technologies and industry changes.

Wisconsin-based, active and engaged

MGE Energy's Board of Directors is active and engaged. Each year, there are ten regularly scheduled meetings of the board, in addition to committee meetings. The board believes these meetings help directors stay abreast of industry and Company developments. In 2017, every director attended all of the meetings of the board. Board meetings are held at the Company's corporate headquarters in Madison, Wisconsin.

Strong corporate governance and oversight

Our board has a Lead Independent Director with extensive responsibility and authority; however, our comprehensive approach to matters over which the board has oversight encourages all of our directors to initiate discussion at any time, either directly or through our Lead Independent Director, on any areas of concern. Eight out of MGE Energy's 11 directors are independent under Nasdaq rules.

Recent updates to Corporate Governance

New directors

In a review of the Company's current and future needs, the board elected two new board members whose terms became effective March 1, 2018.

Marcia M. Anderson, Clerk of Court of the U.S. Bankruptcy Court - Western District of Wisconsin and retired Major General in the U.S. Army, and James G. Berbee, former Chairman and CEO of Berbee Information Networks Corp., physician and incoming chair of the Wisconsin Alumni Research Foundation, serve as independent members of the MGEE and MGE boards of directors. Please see the proxy statement for their biographies.

Clawback Policy

On January 19, 2018, the board adopted a policy on recoupment of short-term incentive compensation, or clawback policy.

Stock ownership requirements

The board also approved enhanced stock ownership guidelines, believing that directors and officers should own and hold the Company's common stock and have a portion of their compensation based upon the performance of that common stock to align further their interests with the long-term interests of shareholders.

Anti-Pledging Policy

On January 19, 2018, our board approved a "no pledging" policy that prohibits directors and executive officers from pledging their shares to secure indebtedness, including a prohibition against maintaining those shares in a brokerage margin account.

The anti-pledging policy follows a "no hedging" policy, approved in 2012, that prohibits directors and executive officers from engaging in any kind of hedging transaction that seeks to reduce or limit that person's economic risk associated with his or her ownership in shares of the Company's common stock.

Director Resignation Policy in Bylaws

The board also amended the corporate bylaws to incorporate the director resignation policy.

Please visit mgeenergy.com/governance for additional information.

Ken Frassetto
MGE Energy

Director - Shareholder Services
and Treasury Management

608-252-4723
kfrassetto@mge.com